Exhibit 10.23

[RealNetworks Letterhead]

October 23, 2009

Mr. Hank Skorny

c/o RealNetworks, Inc.

2601 Elliott Avenue

Seattle, WA 98121

Dear Hank,

It is our great pleasure to offer you the promotion to the challenging new position of Senior Vice President Media Cloud Computing and Services, directly reporting to Rob Glaser at RealNetworks, Inc. This letter acts as an addendum to the original offer letter you received on January 5, 2009; all other terms of employment that you previously agreed to will apply.

This promotion is Board of Directors approved, and comes in recognition of the fine work you have done at RealNetworks, Inc. since your start date earlier this year. It will take effect upon the receipt of the written formal acceptance of this offer. Your annual salary will remain at $330,000 per annum (subject to normal withholdings).

As a token of that recognition you will be awarded a bonus of $50,000 to be paid in the next normal payroll cycle and subject to normal withholdings. In the event that your employment with Real is terminated for cause or you resign within twelve (12) months of the date of the payment, you must return to RealNetworks, Inc. the full amount of the payment.

As part of this promotion, you will also continue to be eligible for the company's executive incentive MBO program, allowing you to earn an annual bonus of up to 45% of your base salary, based on the achievement of specific business goals. As such, you are eligible to earn $148,500 upon meeting these MBO business goals, for an annual targeted total compensation of $478,500. Please note that your participation will remain in effect in those quarters during which you are employed as an executive officer on both the first and last days of the quarter.

You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status requires that you work closely with us in planning should you develop a need for family or medical leave.

Our employment relationship will be terminable at will, which means that either you or RealNetworks, Inc. may terminate your employment at any time and for any reason or no reason, subject only to the provisions below describing your obligations to provide RealNetworks, Inc. with notice, and RealNetworks, Inc.'s obligation to make certain payments if RealNetworks, Inc. terminates your employment for reasons other than cause. Your right to receive these payments described below is subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to RealNetworks, Inc. 's payment obligations under this letter agreement) against RealNetworks, Inc. (and its related entities and persons) in a form provided by RealNetworks, Inc.

You agree that you will provide RealNetworks, Inc. six (6) months' notice prior to terminating your employment. After receipt of such notice RealNetworks, Inc. may, at its election, direct you to continue your work for RealNetworks, Inc. for any period up to six (6) months' from the date of such notice at your then-current base salary. In consideration for fulfilling the foregoing notice provision, RealNetworks, Inc. will pay you a severance payment equal to six (6) months of your then-current salary at the conclusion of your employment with RealNetworks, Inc.

In the event that RealNetworks, Inc. terminates your employment without cause, RealNetworks, Inc. may require you to stay for up to six (6) months to transition your responsibilities. After this transition period, in consideration for fulfilling the foregoing transition requirement, RealNetworks, Inc. will pay you a severance of six (6) months of your then current base salary at the conclusion of your employment with RealNetworks, Inc.

Hank, please accept our congratulations on your new promotion. We look forward to your continued contributions and future success in your new role.

Sincerely,

/s/ Sid Ferrales
Sid Ferrales
SVP Human Resources
RealNetworks, Inc.

I have read and agree to the terms as outlined in this promotional letter.

Hank Skorny:	/s/ Hank Skorny

Date: October 23, 2009